UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events
Item 8.01 Other Events

Settlement Agreement Regarding Wallingford Cost-Based Rates

As previously disclosed, in January 2003, PPL EnergyPlus, LLC (“PPL EnergyPlus”), on behalf of PPL Wallingford Energy LLC (“PPL Wallingford”), negotiated an agreement with ISO New England that would declare that four of the five units at PPL Wallingford's facility in Wallingford, Connecticut are "reliability must run" (RMR) units and put those units under cost-based rates. This RMR agreement and the cost-based rates are subject to approval by the Federal Energy Regulatory Commission (the “FERC”). In May 2003, the FERC denied PPL Wallingford's request for approval of the RMR agreement and cost-based rates, but in August 2005, the U.S. Court of Appeals for the District of Columbia Circuit reversed the FERC's denial and remanded the case to the FERC for further consideration. In April 2006, the FERC conditionally approved the RMR agreement and the cost-based rates for the four Wallingford units, effective February 1, 2003, subject to refund, hearing and settlement procedures. The FERC ordered a hearing to determine whether the Wallingford units needed the RMR agreement, the proposed cost-based rates under the RMR agreement and the amounts to be recovered for past periods under the RMR agreement. Any rates collected under the RMR agreement prior to the completion of the hearing and/or settlement proceedings are subject to refund pending the outcome of the proceedings. The hearing has been held in abeyance pending the outcome of the settlement proceedings among the interested parties.

On September 29, 2006, PPL EnergyPlus, PPL Wallingford and certain of the parties filed a written settlement agreement with the FERC. If approved by the FERC, the settlement would resolve all issues in the pending proceeding, including payments to PPL Wallingford for the past period and going forward. Under the terms of the settlement agreement, PPL Wallingford would receive a total of $44 million in settlement of amounts due under the RMR agreement for the period February 1, 2003 through May 31, 2006. This amount (plus interest) would be paid to PPL Wallingford in approximately equal monthly installments over a two-year period. In addition, PPL Wallingford would enter into a revised RMR Agreement effective as of June 1, 2006, under which it would be entitled to receive approximately $1.8 million per month for its recovery of fixed costs while the agreement remains in effect. The settling parties have requested that the FERC approve the settlement as soon as possible, but no later than December 31, 2006.

PPL Wallingford currently expects that the four Wallingford RMR units will begin to participate in ISO New England's locational forward reserve market in June 2007, at which time the revised RMR Agreement would terminate in accordance with the settlement provided certain conditions are met. The ISO New England locational forward reserve market provides revenues to peaking generation that can quickly come on line from reserve status to meet reliability requirements.

PPL Wallingford and PPL EnergyPlus are subsidiaries of PPL Energy Supply, LLC ("PPL Energy Supply"), which is an indirect, wholly owned subsidiary of PPL Corporation ("PPL"). PPL and PPL Energy Supply cannot predict whether or when the FERC will approve this settlement agreement or the ultimate outcome of this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: September 29, 2006